Exhibit 99.1

CERTIFICATION OF 10-Q REPORT
OF
NAVIGANT INTERNATIONAL, INC.
FOR THE QUARTER ENDED JUNE 30, 2002

          1.  The undersigned are the Chief Executive Officer and the Chief Financial Officer of Navigant International, Inc. (the “Company”). This Certification is made pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. This Certification accompanies the 10-Q Report of the Company for the quarter ended June 30, 2002.

          2.  We certify that such 10-Q Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such 10-Q Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

          This Certification is executed as of August 12, 2002.

/s/ Edward S. Adams

Edward S. Adams,
Chief Executive Officer

/s/ Robert C. Griffith

Robert C. Griffith,
Chief Financial Officer